Exhibit 99.1

FOR RELEASE:		November 1, 2010

Contact:	Douglas Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES APPOINTMENT OF DOUGLASS M. COOK AS CHIEF LENDING OFFICER OF SHORE BANK

Norfolk, Virginia, November 1, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that Douglass M. Cook has been named Chief Lending Officer of Shore Bank and President of its Maryland division.  Cook brings over 16 years of experience in commercial and consumer lending and bank operations, as well as extensive knowledge of Shore Bank’s Maryland markets.  He previously served as a Senior Vice President with BB&T and PNC/Mercantile Peninsula Bank on Maryland’s Eastern Shore.

“We are very pleased that Doug is joining Shore Bank as Chief Lending Officer,” said Steven Belote, President and CEO of Shore Bank.  “With his extensive banking experience, lending skills and market knowledge, he is ideally suited to continue Shore Bank’s tradition of sound local lending and enable Shore Bank to pursue its goal of continued growth on Maryland’s Eastern Shore.”

Rick Hall, Shore Bank’s Chairman of the Board, stated, “We welcome Doug to Shore Bank and are excited about the skills and experience he brings.  In addition, his deep understanding of the needs of our Eastern Shore customers and communities will be very valuable as we continue to pursue our goal of enhancing our Maryland presence.”

Cook holds a Masters of Business Administration degree from Salisbury University and a Bachelor of Sciences degree in Finance from Regis University.  He also graduated from the National Commercial Lending School at Southern Methodist University and the Maryland Banking School.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements,” including statements about Shore Bank’s goals of future growth and enhancing its Maryland presence.  There can be no assurance that these goals will be met or that actual results, performance or achievements of Shore Bank or the Company will not differ materially from those expressed or implied by the forward-looking statements.  Many factors could cause actual events or results to differ significantly from those described or implied in the forward-looking statements including, but not limited to: (1) the ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements; and (8) changes in accounting standards and interpretations.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, and other filings made with the Securities and Exchange Commission.

About Shore Bank

Shore Bank is a subsidiary of Hampton Roads Bankshares, Inc. Shore Bank serves the Eastern Shore of Virginia and Maryland through eight banking offices from Salisbury to Cape Charles.  Through various affiliates, the bank also offers mortgage banking services, insurance and investment products.  Additional information can be found at www.ShoreBank.com.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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